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PRICING SUPPLEMENT NO. 185 DATED                              Filed Pursuant to
January 11, 1996 TO PROSPECTUS DATED                          Rule 424(b)(5)
March 29, 1994 AS AMENDED BY PROSPECTUS                       File No. 33-51877
DATED October 14, 1995


                                  CMS ENERGY CORPORATION

            General Term Notes (servicemark of J.W. Korth & Company), Series A
                        Due 9 Months to 25 Years from date of issue

        Except as set forth herein, the General Term Notes (servicemark of J.W. Korth & Company) offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated October 14, 1995.

Aggregate Principal Amount:                       $  749,000.00
Original Issue Date (Settlement Date)              January 17, 1996
Stated Maturity Date:                              January 15, 2003
Issue Price to Public:                            100.00% of Principal Amount
Interest Rate:                                    7.375% Per Annum
Interest Payment Dates:                           February 15 and monthly
                                                  thereafter Commencing
                                                  February 15, 1996
Survivor's Option:                                [ X ] Yes      [   ] No
Optional Redemption:                              [ X ] Yes      [   ] No
Initial Redemption Date:                          January 15, 1998
Redemption Price:                               Initially 101.00% of Principal
                                                Amount and 100.00% after the
                                                first anniversary of the Initial
                                                Redemption Date.

        Agent                                     Principal Amount of Notes
                                                   Solicited by Each Agent
Prudential Securities Incorporated                $  267,000.00
EVEREN Securities, Inc.                           $  100,000.00
First of Michigan Corporation                     $        0.00
Roney & Co.                                       $   32,000.00
J.W. Korth & Company                              $  350,000.00
        Total                                     $  749,000.00

                                            Per Note
                                          Sold by Agents
                                           To Public           Total

Issue Price:                              $1,000.00          $  749,000.00
Agent's Discount or Commission:           $    7.00          $    5,243.00
Maximum Dealer's Discount or
  Selling Concession:                     $   19.00          $   14,231.00
Proceeds to the Company:                  $  974.00          $  729,526.00

CUSIP Number:   12589QHX7
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